Exhibit 10.4

Supplementary agreement to employment contract about the Cooper Standard European Salary Deferral Program

Due to the outbreak of the Corona Pandemic (SARS-CoV-2/ COVID-19) and in order to counteract the negative financial impact for the Company, the Cooper Standard European Salary Deferral Program has been set up.

1.The employee has received a copy of the Cooper Standard European Salary Deferral Program.
2.The Employee has read and understood the details of the Program and has agreed to fully participate in this Program from May 1, 2020 until August 31, 2020 by signing this document.
3.The Employee understands the interest rate outlined in the Cooper Standard European Salary Deferral Program does not apply to Section 16 Officers of the Company. For Section 16 Officers, interest will be credited at 120% of a blended United States applicable federal rate (AFR). The interest rate of 120% of the weighted average AFR during the period of salary deferral will be determined by the Company immediately prior to payment.

Heidelberg, May 6, 2020

/s/ Klaas Uphoff
Klaas Uphoff – Vice President HR Global Manufacturing & Europe	Please add your First Name and Last Name in BLOCK LETTERS:

Heidelberg, May 14, 2020	First Name: FERNANDO
Place, Date

/s/ Fernando de Miguel	Last Name: DE MIGUEL
Signature Employee

Please print, complete, sign, scan and send the document to Klaas.uphoff@cooperstandard.com